Exhibit 4.7

NOTICE OF GRANT OF STOCK OPTION

MOVANO, INC.
2021 INDUCEMENT AWARD PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Movano, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Movano, Inc. 2021 Inducement Award Plan (the “Plan”), to the Grantee designated below (“Grantee”) a Stock Option to purchase the number of Shares specified below (the “Option”). The Option shall be subject to this Notice of Grant (the “Notice of Grant”) and the attached Terms and Conditions of Stock Option (together with the Notice of Grant, the “Award Agreement”).

Grantee:
Type of Option:	Non-qualified Stock Option
Grant Date:
Vesting Commencement Date:
Number of Shares Purchasable:
Option Price per Share:
Expiration Date:
Exercisability Schedule:
Early Exercise:	[Permitted]/[Not Permitted]
Exercise after Separation from Service:

By signing below, Grantee agrees that the Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	MOVANO INC.

Sign Name:	Sign Name:
Print Name:	Print Name:
Title:

Notice of Grant - Page 1

TERMS AND CONDITIONS OF STOCK OPTION

1. Grant of Option. The Option granted to Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

The Board has approved the grant to Grantee of the Option, conditioned upon Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to Grantee for review.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable, in whole or in part, during its term in accordance with the terms and conditions set forth in the Notice of Grant and with the applicable provisions of the Plan and the Award Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, Grantee shall not be entitled to exercise any voting rights with respect to such Shares, shall not be entitled to receive dividends or other distributions with respect thereto and shall not have any other rights of a stockholder with respect thereto.

(b) Early Exercise. If permitted in the Notice of Grant, and subject to the provisions of the Option, Grantee may elect at any time that is both (i) during the period of Grantee’s Service and (ii) during the term of the Option, to exercise all or part of the Option, including any unexercisable portion of the Option; provided, however, that:

(i) a partial exercise of the Option shall be deemed first to cover Shares subject to the exercisable portion of the Option and then the earliest exercisable installment of Shares subject to the Option;

(ii) any Shares purchased with respect to the unexercisable portion of the Option as of the date of exercise shall be subject to a purchase option in favor of the Company as described in the Company’s form of Exercise Notice and Option Exercise Agreement; and

(iii) as a condition preceding to the effectiveness of any exercise as to any unexercisable portion of the Option, Grantee shall enter into the Company’s form of Exercise Notice and Option Exercise Agreement with a vesting schedule that will result in the same vesting as if no early exercise has occurred.

(c) Method of Exercise. The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Option Price as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price (as well as any applicable withholding or other taxes).

Terms and Conditions - Page 1

3. Method of Payment. If Grantee elects to exercise the Option by submitting an Exercise Notice in accordance with Section 2(b) above, the aggregate Option Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Board may, but is not required to, consent to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” under which the Company reduces the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other Shares owned by Grantee that have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the exercised Shares and any applicable withholding; or

(d) any other consideration that the Board deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5. Transferability.

(a) The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Grantee only by Grantee; provided, however, that Grantee may, with the consent of the Company, transfer the Option (a) pursuant to a domestic relations order by a court of competent jurisdiction or (b) to any Family Member of Grantee in accordance with Section 16.11.2 of the Plan by delivering to the Company a notice of assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing.

(b) Without limitation of Section 11 below, any Issued Shares in connection with the Option shall be subject to the market standoff requirement under Section 12.4 of the Plan, and the transfer restrictions under Section 12.9.3 of the Plan.

(c) If at the time of exercise, there is then effective an agreement among the Company and any of its stockholders regarding so-called rights of co-sale, rights of first refusal or similar rights, or regarding voting rights, as a condition precedent to exercise, this Option shall not be deemed exercised until Grantee has executed and delivered a joinder or counterpart signature page to each such agreement agreeing to be subject to such rights of co-sale, rights of first refusal or similar rights or such voting provisions in a manner similar to other holders of Common Stock, unless either (i) there is no agreement binding the Company to Grantee as a party to any such agreement or to seek to add Grantee as a party to any such agreement or (ii) the Company expressly waives this requirement in a writing delivered to Grantee or in a resolution of the Board, which waiver or resolution must expressly reference this Section 5(c).

6. Term of Option. The Option may be exercised only within the term set forth in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement.

7. Withholding.

(a) The Board shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by Grantee with respect to the Option.

(b) The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 16.3 of the Plan.

8. Adjustment. Upon any event described in Section 14 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 14 of the Plan shall apply to the Option.

Terms and Conditions - Page 2

10. Grantees Employed Outside the U.S. Notwithstanding any provisions in this Award Agreement to the contrary, this Option shall be subject to any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit A to this Award Agreement. You agree to be bound by all the terms and conditions of the Plan and this Award Agreement, including any special terms and conditions applicable to employees based outside the U.S., as set forth in Exhibit A. IN THE EVENT OF ANY CONFLICT BETWEEN THIS AWARD AGREEMENT, THE PLAN AND EXHIBIT A, THE PROVISIONS OF EXHIBIT A SHALL PREVAIL AND CONTROL THIS OPTION.

11. Bound by Plan and Board Decisions. By accepting the Option, Grantee acknowledges that Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Board, and the Board shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Board and any decision made by the Board with respect to the Award Agreement or the Plan shall be final and binding on all persons.

12. Grantee Representations. The Grantee hereby represents to the Company that Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that Grantee’s decision to participate in the Plan is completely voluntary. Further, Grantee acknowledges that Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Option.

13. Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Award Agreement, the Board may impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Board determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Board has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

14. Miscellaneous.

(a) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify Grantee from time to time; and to Grantee at Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of Grantee under the Award Agreement shall be binding upon and inure to the benefit of Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

Terms and Conditions - Page 3

(e) Governing Law; Consent to Jurisdiction; Consent to Venue. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or the Award Agreement, the parties hereto hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any related litigation shall be conducted solely in the courts of Alameda County, California or the federal courts for the U.S. for the Northern District of California, where the Award Agreement is made and/or to be performed, and no other courts.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g) Amendment. The Award Agreement may be amended at any time by the Board, provided that no amendment may, without the consent of Grantee, materially impair Grantee’s rights with respect to the Option.

(h) Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i) No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j) Section 409A. It is intended that the Award Agreement and the Option will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 14(j) shall not be construed as a guarantee of any particular tax effect for Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k) Further Assurances. The Grantee agrees, upon demand of the Company or the Board, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Board, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

Terms and Conditions - Page 4

Exhibit A to Terms and Conditions - Employee Based Outside the U.S.

DATA PRIVACY

By accepting the option set forth in this Award Agreement to which this Exhibit A is attached (the “Option”), you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Option.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Option. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Option. You understand that Data will be held only as long as is necessary to implement, administer and manage the Option. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Option or other awards or administer or maintain such awards (so you would forfeit the Option and any such awards that are outstanding). Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from the Option. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Award Agreement and accepting the grant of the Option evidenced hereby, you acknowledge, understand and agree that:

(a) the Option is granted voluntarily by the Company and is discretionary in nature;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of options or benefits in lieu of options, even if such awards have been awarded in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the grant of the Option shall not create a right to further employment or other service relationship with your employer and shall not interfere with the ability of your employer to terminate your employment or other service relationship at any time, with or without Cause;

(e) you are voluntarily accepting the grant of the Option;

(f) the Option and any payment made pursuant to the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;

A-1

(g) in the event that you are not an employee of the Company, the Option and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Option will not be interpreted to form an employment contract with any Subsidiary;

(h) the future value of the shares of Common Stock which determine the amount of the payment made pursuant to the Option is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Option and, in consideration of the grant of the Option to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) for purposes of the Option, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be permitted to exercise any portion of the Option pursuant to this Award Agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Option (including whether you may still be considered actively employed while on an approved leave of absence);

(k) unless otherwise provided in this Exhibit A, you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Option;

(l) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(m) neither your employer, the Company or any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or any payment made pursuant to the Option; and

(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Option. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Option before taking any action in relation thereto.

A-2

LANGUAGE

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

CHOICE OF LAW/VENUE

The validity, construction and effect of this Award Agreement are governed by, and subject to, the laws of the State of California without giving effect to the principles of conflicts of law, provided that the provisions set forth herein that are required to be governed by the Delaware General Corporation Law shall be governed by such law, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the federal and state courts located in the State of California, where this grant is made and/or to be performed, and no other courts.

FURTHER ACTIONS

The Company reserves the right to impose other requirements on the Option to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Option and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

A-3